UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2009

NorthWestern Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-10499 (Commission File Number)	46-0172280 (IRS Employer Identification No.)
3010 W. 69th Street Sioux Falls, South Dakota (Address of principal executive offices)		57108 (Zip Code)
(605) 978-2900 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On June 30, 2009, NorthWestern Corporation d/b/a NorthWestern Energy (NYSE: NWE) (the “Company”) amended and restated its existing $200 million corporate revolving credit facility (the “Original Facility”) to increase the aggregate principal amount available under the credit facility to $250 million (the “Amended Facility”). Under the Amended Facility, Banc of America Securities LLC acts as lead arranger; JPMorgan Chase Bank, N.A., acts as syndication agent; Union Bank, N.A. and U.S. Bank National Association, act as co-documentation agents; and Bank of America, N.A., acts as administrative agent.

Material terms and conditions of the Amended Facility are described in Item 2.03 of this Current Report on Form 8-K which description is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As discussed in Item 1.01 of this Current Report on Form 8-K, on June 30, 2009, the Company entered into the Amended Facility that provides for $250 million of revolving credit. A copy of the Amended Facility is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

The Amended Facility will expire on June 30, 2012. The Amended Facility does not amortize and is unsecured. Borrowings under the Amended Facility will bear interest based on a credit ratings grid and initially will be set at a rate equal to LIBOR plus 3.0% per annum, or at a base rate plus 2.0% per annum.

In addition to the terms of the Amended Facility described above, the Amended Facility contains the terms described below which are substantially similar to the terms in the Original Facility. The Amended Facility includes covenants, which are subject to limitations and exceptions, limiting the Company’s financial leverage and the ability of the Company and its restricted subsidiaries to, among other things, (i) engage in any consolidation or merger or otherwise liquidate or dissolve, or (ii) enter into certain transactions with affiliates. The Amended Facility also provides that, if an event of default occurs and is continuing, the administrative agent may terminate the revolving loan commitments and declare all principal and accrued interest immediately due and payable, except that an event of default resulting from certain events of bankruptcy, insolvency or reorganization in respect of the Company or certain of its restricted subsidiaries will automatically cause all revolving loan commitments to terminate and all principal and accrued interest to become immediately due and payable. Events of default include: (i) failure to pay principal under the Amended Facility when due and payable; (ii) failure to pay any installment of interest under the Amended Facility when due and payable and the continuance of any such failure for five days; (iii) failure to observe or perform any of the negative covenants contained in the Amended Facility or the covenants relating to the conduct of business and maintenance of existence of the Company; (iv) failure to observe or perform any other covenant or agreement contained in the Amended Facility and, subject to certain exceptions, the continuance of such failure for a period of 30 days; (iv) certain events of bankruptcy, insolvency or reorganization in respect of the Company or certain of its subsidiaries; (v) certain defaults in indebtedness with an aggregate amount outstanding in excess of $30 million; (vi) final unsatisfied judgments not covered by insurance aggregating in excess of $30 million, at any one time rendered against the Company or any of its subsidiaries and not stayed, bonded or discharged within 60 days; (vii) prohibited transactions, accumulated funding deficiencies or reportable events occur under ERISA that could reasonably cause a material adverse effect to the Company; (viii) the occurrence of an event of default under the Company’s mortgage bond indentures or under the indenture governing the Company’s 5.875% Senior Secured Notes due 2014; and (ix) the occurrence of a change in control (as defined in the Amended Facility).

Item 8.01	Other Information.

On June 30, 2009, the Company issued a press release announcing the Amended Facility. A copy of this press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
EXHIBIT NO.	DESCRIPTION OF DOCUMENT
10.1*

Amended and Restated Credit Agreement, dated as of June 30, 2009, among NorthWestern Corporation, as borrower, the several banks and other financial institutions or entities from time to time parties to this Agreement, as lenders, Banc of America Securities LLC, as lead arranger; JPMorgan Chase Bank, N.A., as syndication agent; Union Bank, N.A. and U.S. Bank National Association, as co-documentation agents; and Bank of America, N.A., as administrative agent

99.1*	Press Release of NorthWestern Corporation dated June 30, 2009

* filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHWESTERN CORPORATION

By:	/s/ Miggie E. Cramblit
Miggie E. Cramblit
Vice President, General Counsel and Corporate Secretary

Date: July 7, 2009

Index to Exhibits

EXHIBIT NO.	DESCRIPTION OF DOCUMENT
10.1*

Amended and Restated Credit Agreement, dated as of June 30, 2009, among NorthWestern Corporation, as borrower, the several banks and other financial institutions or entities from time to time parties to this Agreement, as lenders, Banc of America Securities LLC, as lead arranger; JPMorgan Chase Bank, N.A., as syndication agent; Union Bank, N.A. and U.S. Bank National Association, as co-documentation agents; and Bank of America, N.A., as administrative agent

99.1*	Press Release of NorthWestern Corporation dated June 30, 2009

* filed herewith

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